Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and financial statement schedule of Discover Financial Services 401(k) Plan (the “Plan”) dated June 27, 2012, appearing in the Annual Report on Form 11-K of the Plan for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
June 27, 2012